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EXHIBIT 12

                                        RATIO OF EARNINGS TO FIXED CHARGES


(A) EXCLUDING INTEREST ON DEPOSITS                   1999           1998           1997           1996          1995
                                                     ----           ----           ----           ----          ----
Earnings:
     Income before income taxes               $ 1,542,373    $ 1,303,781    $   869,119    $ 1,100,308   $ 1,023,290
     Less capitalized interest                       (160)          (593)          (167)          --          (1,530)
     Fixed charges                                957,002        976,201        884,806        900,277       885,040
                                              -----------    -----------    -----------    -----------   -----------
     Earnings as adjusted                     $ 2,499,215    $ 2,279,389    $ 1,753,758    $ 2,000,585   $ 1,906,800
                                              ===========    ===========    ===========    ===========   ===========

Fixed charges:
     Interest on purchased and other
          short term borrowed funds           $   457,161    $   563,846    $   478,162    $   482,236   $   527,765
     Interest on long-term debt                   474,378        390,662        387,107        399,796       340,211
     Portion of rents representative of the
          interest factor (1/3) of rental
            expense                                25,463         21,693         19,537         18,245        17,064
                                              -----------    -----------    -----------    -----------   -----------
     Fixed charges                            $   957,002    $   976,201    $   884,806    $   900,277   $   885,040
                                              ===========    ===========    ===========    ===========   ===========


Ratio of earnings to fixed charges                 2.61 X         2.33 X         1.98 X         2.22 X        2.15 X

(B) INCLUDING INTEREST ON DEPOSITS:
Adjusted earnings from (A) above              $ 2,499,215    $ 2,279,389    $ 1,753,758    $ 2,000,585   $ 1,906,800
Add interest on deposits                        1,265,195      1,359,705      1,303,549      1,203,739     1,143,179
                                              -----------    -----------    -----------    -----------   -----------
Earnings as adjusted                          $ 3,764,410    $ 3,639,094    $ 3,057,307    $ 3,204,324   $ 3,049,979
                                              ===========    ===========    ===========    ===========   ===========

Fixed charges:
Fixed charges from (A) above                  $   957,002    $   976,201    $   884,806    $   900,277   $   885,040
Interest on deposits                            1,265,195      1,359,705      1,303,549      1,203,739     1,143,179
                                              -----------    -----------    -----------    -----------   -----------
Adjusted fixed charges                        $ 2,222,197    $ 2,335,906    $ 2,188,355    $ 2,104,016   $ 2,028,219
                                              ===========    ===========    ===========    ===========   ===========

Adjusted earnings to adjusted fixed
     charges                                       1.69 X         1.56 X         1.40 X         1.52 X        1.50 X
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